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Exhibit 99.1 Press Release Dated March 18, 2003

For Immediate Release March 18, 2003

   Delco Remy to close Electrical Aftermarket locations in Reed City, Michigan

         ANDERSON, Ind., March 18, 2003 - Delco Remy International's electrical remanufacturing business NABCO will close its Reed City, Michigan locations by year-end. The closure will affect the Church Street facility located at 591 East Church Avenue, which remanufactures starters and alternators; as well as the Dillon facility located at 660 Commerce Drive, which currently handles core receiving, warranty analysis and distribution.

         The wind down of the Reed City remanufacturing operations will affect approximately 200 employees. The NABCO facilities in Kaleva and Marion, Michigan will continue to remanufacture components for Delphi and other selected customers.

         "Closing Reed City remanufacturing operations was a difficult decision for us to make; however, competitive pressures have rendered our Reed City operations uncompetitive in today's environment," stated Delco Remy Aftermarket President, Rick Keister. "Our focus during the next several weeks will be to address the issues and concerns of our affected team members. Our global capacity is sufficient to continue to service our customers with the quality and service they depend upon," said Keister.

         Delco Remy International, Inc., is a leading global manufacturer and remanufacturer of automotive, powertrain, drivetrain and electrical products and is headquartered in Anderson, Indiana, USA. Additional information about the company is available at: http://www.delcoremy.com.

Media Relations:  Leah Campbell     765-778-6848

Delco Remy Web site:       http://www.delcoremy.com